                                                                   EXHIBIT 3.01

        RESTATED ARTICLES OF INCORPORATION OF FEDERATED INVESTORS, INC.
                           -------------------------

  FIRST: Name. The name of the Corporation is FEDERATED INVESTORS, INC.

  SECOND: Registered Office. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, in the County of Allegheny.

  THIRD: Incorporation. The Corporation was incorporated on October 18, 1957 under the Business Corporation Law of 1933 of the Commonwealth of Pennsylvania for the purpose or purposes to advise, counsel, and make recommendations on investment, economic, business and allied matters to individuals, partnerships, corporations and other entities; to buy, sell and otherwise deal in stocks, bonds, mutual funds, investment plans and investment securities of all kinds; and generally to engage in the business of investment adviser and investment broker-dealer for itself and as agent for others, as well as to have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under such Business Corporation Law.

  FOURTH: Term. The term for which the Corporation is to exist is perpetual.

  FIFTH: Capital Stock.

  A. Classes and Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is One Billion, Twenty Thousand (1,000,020,000) shares, consisting of (1) Twenty Thousand (20,000) shares of Class A Common Stock, of no par value, (2) Nine Hundred Million (900,000,000) shares of Class B Common Stock, of no par value, and (3) One Hundred Million (100,000,000) shares of Preferred Stock, of no par value. The Board of Directors of the Corporation shall have the full authority permitted by law to divide the shares of Preferred Stock into one or more series, to determine the designation and the number of shares of any series (within the total number of shares of the class authorized by these Restated Articles of Incorporation), and to determine the voting rights (whether full, limited, multiple, fractional or no voting rights), preferences, limitations and special rights, if any, or any series. Any such division and any such determination may be made by action of the Board of Directors from time to time and shall constitute an amendment of this Article FIFTH.

  B. Issuance of the Common Stock and the Preferred Stock. Subject to the preemptive rights of the holders of the Class A Common Stock as hereinafter provided, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any and all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized for such purposes, in such amounts, to such persons (including any corporation or other business entity), for such consideration, and in the case of the Preferred Stock, in one more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by applicable law.

  C. Powers and Rights of the Common Stock.

    1. Voting Rights and Powers. Prior to the agreement date hereinafter defined in this Article FIFTH (hereinafter sometimes called the "Agreement Date"), except as otherwise provided in this Article FIFTH or by applicable law, the holders of the outstanding shares of Class B Common Stock shall have no voting rights; the entire voting power of the Corporation shall be vested in the holders of the outstanding shares of

  Class A Common Stock and, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, each of such holders shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his or her name. From and after the Agreement Date, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock, except as otherwise provided herein, shall vote together without regard to class, and every holder of the outstanding shares of the Class A Common Stock shall be entitled to cast thereon one thousand (1,000) votes in person or by proxy for each share of the Class A Common Stock standing in his or her name and every holder of the outstanding shares of the Class B Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class B Common Stock standing in his or her name; except, however, that holders of the Class A Common Stock, voting separately as a class with each holder of the outstanding shares of Class A Common Stock being entitled to one vote in person or by proxy for each share of the Class A Common Stock standing in his or her name, shall have the right to elect that number of directors so that four-tenths ( 4/10) (calculated to the next highest whole number) of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the Bylaws of the Corporation, shall have been elected by the holders of the Class A Common Stock separately. With respect to any proposed amendment to these Restated Articles of Incorporation which would increase or decrease the number of authorized shares of either Class A Common Stock or Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class as hereinbefore provided.

    2. Exceptions. Notwithstanding anything contained herein to the contrary, prior to the Agreement Date, without the consent (given in writing or by vote at any regular or special meeting of the shareholders of the Corporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, the Corporation shall not:

      (a) merge, consolidate with or otherwise acquire any corporation or other business entity; provided, however, that, in a transaction (i) in which the Corporation is the surviving entity and (ii) pursuant to which these Restated Articles of Incorporation have not been amended, altered, repealed or superseded, the Corporation may, without such consent, merge, consolidate with or otherwise acquire any corporation or other business entity;

      (b) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Corporation or any subsidiary thereof to other than a wholly-owned subsidiary of the Corporation; provided, however, that, (i) in any transaction or series of related transactions not exceeding in value One Hundred Million Dollars ($100,000,000.00) in the aggregate (taking into account all liabilities assumed by the Corporation or its subsidiaries in any such transaction or transactions) involving all or substantially all of the assets of any subsidiary, or (ii) in any transaction or series of related transactions involving a securitization or other receivables sale transaction, the Corporation may, without such consent, sell, lease, exchange or otherwise dispose of all or substantially all of the assets of such subsidiary;

      (c) effect any amendment to these Restated Articles of Incorporation or the Bylaws of the Corporation that adversely affects the rights, powers or preferences of the shares of Class B Common Stock; or

      (d) liquidate, dissolve or otherwise wind up the affairs of the Corporation.

    3. Board of Directors.

      a. Number. The Board of Directors of the Corporation shall consist of at least five members, all of whom prior to the Agreement Date shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided and at least two of whom from and after the Agreement Date shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided.

      b. Standing and Term. All directors, whether elected by the holders of the Class A Common Stock voting separately as a class or elected by the holders of both the Class A Common Stock and the Class B Common Stock voting together, shall have equal standing, serve terms of equal duration and have equal voting powers.

      c. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office, even though less than a quorum; provided however, that any vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided shall be filled by a majority vote of the remaining directors then in office elected by the holders of the Class A Common Stock voting separately as a class and that any vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock and the Class B Common Stock voting together as hereinbefore provided shall be filled by a majority of the remaining directors then in office elected by the holders of the Class A Common Stock and the Class B Common Stock voting together.

      d. Removal. Directors elected by the holders of the Class A Common Stock voting separately as a class, and directors filling vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock, voting separately as a class. Directors elected by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class, and directors filling vacancies and newly created directorships, other than those involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together without regard to class.

    4. Dividends and Distributions. Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to dividends and distributions, when and as declared, whether in cash or in the form of stock or other property of the Corporation; except, however, that, in the case of dividends or other distributions payable in stock of the Corporation, other than Preferred Stock, including distributions pursuant to stock split-ups or divisions, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

    5. Preemptive Rights. Each holder of any shares of Class A Common Stock then outstanding shall be entitled to a preemptive right to purchase or subscribe for any unissued shares of Class A Common Stock to be issued by the Corporation for any reason, including any increase of the authorized number of shares of Class A Common Stock, or for any additional shares of any class of the capital stock of the Corporation or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A Common Stock, or carrying any rights to purchase shares of Class A Common Stock, whether such shares or bonds, certificates of indebtedness, debentures or other securities shall be issued for cash, property or other lawful consideration. The holders of the Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized.

    6. Other Rights. Except as otherwise required by applicable law or as otherwise provided in these Restated Articles of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation. Upon liquidation of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors. In addition, in connection with a Company Sale (as hereinafter defined), the holders of the Class A Common Stock and the Class B Common Stock shall receive the same amount of consideration per share, notwithstanding any differences in voting rights. The term "Company Sale" shall be deemed to include the following: (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock purchase) and (B) a sale of all or substantially all of the assets of the Corporation. In any Company Sale, if the consideration received by the Corporation or its stockholders, as the case may be, is other than cash, its value, as determined in good faith by the Board of Directors, will be deemed its fair market value.

    7. Duration of Class Rights and Powers. At any time when there shall be no shares of Class A Common Stock outstanding but there shall be shares of Class B Common Stock outstanding, except as otherwise provided in this Article FIFTH or by applicable law, without any action by the Board of Directors or the holders of the shares of Class B Common Stock outstanding, the entire voting power of the Corporation shall then be vested in the holders of the outstanding shares of Class B Common Stock and, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, each of such holders shall be entitled to cast thereon one vote in person or by proxy for each share of Class B Common Stock standing in his or her name; and the provisions of these Restated Articles of Incorporation which provide for different voting rights for the Class A Common Stock shall not be of any effect.

  D. Powers and Rights of the Preferred Stock. The voting rights, preferences, limitations and special rights, if any, pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed by the Board of Directors of the Corporation in its sole discretion, authority so to do being hereby expressly vested in the Board of Directors.

  E. Agreement Date. For the purposes of this Article FIFTH, the term "Agreement Date" as used herein shall mean the first date on which the Company shall execute and deliver, and enter into, a legally binding and enforceable agreement providing for the issue by the Company of shares of Class B Common Stock in a transaction constituting a business combination which, for financial reporting purposes, shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

  F. Shares Represented by Certificates and Uncertificated Shares. The shares of the Corporation of any class or series shall be represented by certificates or shall be uncertificated shares.

  SIXTH: No Cumulative Voting. The shareholders of the Corporation shall not have the right to cumulate their votes for election of directors of the Corporation.

  SEVENTH: Amendment. Subject to the provisions of Article FIFTH hereof, these Restated Articles of Incorporation may be amended in the manner prescribed at the time by applicable law; and all rights conferred upon shareholders in these Restated Articles of Incorporation are granted subject to this reservation.

  EIGHTH: Restatement. These Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.